Exhibit 10.10

AMENDED AND RESTATED

CONSULTING AGREEMENT

This AMENDED AND RESTATED CONSULTING AGREEMENT, dated as of November 23, 2009 (this “Agreement”), is entered into by and among ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), The ServiceMaster Company, a Delaware corporation (“ServiceMaster”), and Clayton, Dubilier & Rice, LLC, a Delaware limited liability company (“Manager”) and the successor to the investment management business of Clayton, Dubilier & Rice, Inc., a Delaware corporation (“CD&R Inc.”).

W I T N E S S E T H:

WHEREAS, CD&R Inc. organized the Company in connection with the acquisition of all of the outstanding shares of capital stock of ServiceMaster (the “Merger”), pursuant to, and on the terms and subject to the conditions set forth in, a certain Agreement and Plan of Merger, dated as of March 18, 2007 (as the same may be amended from time to time in accordance with its terms and the Stockholders Agreement (as defined below), the “Merger Agreement”)), by and among the Company, CDRSVM Acquisition Co., Inc., a Delaware corporation, and ServiceMaster.

WHEREAS, the Company, Clayton, Dubilier & Rice Fund VII, L.P. (“Fund VII”), Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. (“Fund VII (Co-Investment)”) and certain other parties entered into a Stockholders Agreement, dated as of July 24, 2007 (as the same may be amended from time to time in accordance with its terms, the “Stockholders Agreement”);

WHEREAS, the Company, ServiceMaster and CD&R Inc. entered into a Consulting Agreement, dated as of July 24, 2007 (the “Original Consulting Agreement”);

WHEREAS, concurrently with the execution and delivery of the Original Consulting Agreement, the Company, ServiceMaster, Fund VII, Fund VII (Co-Investment), CD&R Parallel Fund VII, L.P. (“Parallel Fund VII”), CDR SVM Co-Investor, L.P. (“SVM Co-Investor”) and CD&R Inc. entered into an Indemnification Agreement, dated as of July 24, 2007 (the “Original Indemnification Agreement”);

WHEREAS, CD&R Inc. has reorganized and contributed and assigned to Manager all of CD&R Inc.’s right, title and interest in and to substantially all of CD&R Inc.’s assets and properties, with certain enumerated exceptions, and Manager has accepted such assets and properties and assumed all of the liabilities, obligations and commitments of CD&R Inc. related to such assets and properties;

WHEREAS, the Company desires that it and its subsidiaries (together, the “Company Group”) receive future financial, investment banking, management advisory and other services from Manager, and Manager desires to provide such services to the members of the Company Group; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, ServiceMaster, Fund VII, Fund VII (Co-Investment), Parallel Fund VII, SVM Co-Investor, CD&R Inc., Manager and Clayton, Dubilier & Rice Holdings, L.P. are amending and restating the Original Indemnification Agreement, as of the date hereof (the “Amended and Restated Indemnification Agreement”), to take account of Manager as the successor to the investment management business of CD&R Inc.;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Engagement. The Company hereby engages Manager (on behalf of the members of the Company Group) as a consultant, and Manager hereby agrees to provide Consulting Services (as defined below) and Transaction Services (as defined below) to the Company and the other members of the Company Group on the terms and subject to the conditions set forth below.

2.             Scope of Future Services.

(a)           Consulting Services. Manager hereby agrees, during the term of this Agreement, to provide the members of the Company Group with such financial, investment banking, management advisory and other services in connection with the operations of the Company as may reasonably be requested from time to time by the board of directors (the “Board”) of the Company (collectively, the “Consulting Services”), including assistance (i) developing and implementing corporate and business strategy and planning for the Company Group, including plans and programs for improving operating, marketing and financial performance, (ii) recruiting key management employees, (iii) establishing and maintaining banking, legal and other business relationships, (iv) arranging future debt and equity financings and refinancings for corporate purposes and (v) providing professional employees to serve as directors or officers of the members of the Company Group (“Manager Designees”), as permitted pursuant to the Stockholders Agreement.

(b)           Transaction Services. In addition to, and without duplication of, the Consulting Services, Manager hereby agrees, during the term of this Agreement, to provide the members of the Company Group with financial, investment banking, management advisory and other services as may reasonably be agreed from time to time by the Company (subject to Unanimous Board Approval (as defined in the Stockholders Agreement) if required pursuant to Section 2.3(c)(iii) of the Stockholders Agreement) and Manager with respect to proposed transactions, including, without limitation, any proposed acquisition, merger (other than to effect the sale of the Company), full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or any other similar transaction, in each case other than the sale of all or substantially all of the assets of the Company (each, a “Transaction”) directly or indirectly involving the members of the Company Group (collectively, the “Transaction Services”). For the avoidance of doubt, the Transaction Services shall not include the Initial Services, as defined and provided for under the Transaction Fee Agreement, dated as of July 24, 2007, among the Company, ServiceMaster, CD&R Inc. and other parties named therein.

3.                                       Compensation; Reimbursement of Expenses.

(a)           Compensation for Consulting Services. As compensation for the Consulting Services, the Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, pay Manager a fee (the “Consulting Fee”) of $6,250,000 per year, one quarter of which shall be payable quarterly in advance on the first day of each January, April, July and October, beginning on January 1, 2010 (it being acknowledged that such Consulting Fee is equal to the annual consulting fee payable under the Original Consulting Agreement, as such consulting fee was heretofore increased by the Board in accordance with the Original Consulting Agreement and prior to the amendment and restatement of this Agreement). If an employee of Manager or any of its Affiliates is appointed to an executive management position (or a position of comparable responsibility) with the Company or any other member of the Company Group, then, for the period of such employee’s service in such position, the Consulting Fee shall be increased by an amount to be reasonably determined by Manager but not to exceed 100% of the Consulting Fee then in effect. The Consulting Fee may otherwise be increased only by the Company, subject to (i) Unanimous Board Approval (as defined in the Stockholders Agreement), or (ii) the approval of a majority of the members of the Board who are not employees of the Company, Manager, Fund VII, Fund VII (Co-Investment) or their respective Affiliates (“Disinterested Directors”) or, if there are no Disinterested Directors serving on the Board, the approval of a nationally recognized expert with expertise in appraising the terms and conditions of the fee for which approval is required (in either case under clause (ii), a “Disinterested Approval”). The Consulting Fee may not be decreased without the prior written consent of Manager. For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity.

(b)           Compensation for Transaction Services. As compensation for the Transaction Services, in connection with each Transaction that is consummated, the Company shall, or shall cause one or more of its Affiliates to, on behalf of the members of the Company Group, pay Manager a fee (a “Transaction Fee”) equal to 1.0% of the Transaction Value, or such lesser amount as Manager and the Company, on behalf of the members of the Company Group, may agree. The Company, on behalf of the members of the Company Group, may agree to pay a Transaction Fee in excess of 1.0% of the Transaction Value of a Transaction, subject to Unanimous Board Approval (as defined in the Stockholders Agreement) or Disinterested Approval. As used herein, “Transaction Value” means the total value of the applicable Transaction, including, without limitation, the aggregate amount of the cash funds and the aggregate value of the other securities or obligations required to complete such Transaction (excluding any fees payable pursuant to this Section 3(b)), including any indebtedness, guarantees, capital stock or similar items issued or made to facilitate, and the amount of any revolving credit or other liquidity facilities or arrangements established in connection with, such Transaction or assumed, refinanced or left outstanding in connection with or immediately following such Transaction. For purposes of calculating a Transaction Fee, the value of any securities included in the Transaction Value will be determined by the average of the last sales prices for such securities on the five trading days ending five days prior to the consummation of the applicable Transaction, provided that if such securities do not have an existing public trading market, the value of the securities shall be their fair market value as mutually reasonably agreed between Manager and the Company, on behalf of the members of the Company Group, on the day prior to consummation of such Transaction.

(c)          Reimbursement of Expenses. The Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, reimburse Manager for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by Manager and its Affiliates and its and their respective employees and agents in the course or on account of rendering any services under this Agreement, including but not limited to any applicable fees and expenses of any legal, accounting or other professional advisors to Manager and its subsidiaries and Affiliates and any expenses incurred by any Manager Designee in connection with the performance of his or her duties to any member of the Company Group, including the cost of all air travel whether on commercial or private aircraft. Manager may submit monthly expense statements to the Company or any other such member of the Company Group, which statements shall be payable within thirty days.

(d)         Obligations Joint and Several; Payment Obligations for Certain Transaction Fees and Expenses. ServiceMaster and the Company (on behalf of the members of the Company Group) hereby agree that the obligations of the Company under this Section 3 shall be borne jointly and severally by each member of the Company Group.

4.           Term, etc. (a) This Agreement shall be in effect until, and shall terminate upon the tenth anniversary of the date of the Original Consulting Agreement, and may be earlier terminated by Manager on thirty days’ prior written notice to the Company. The provisions of this Agreement shall survive any termination hereof, provided that, notwithstanding the foregoing, Sections 1 and 2 shall not survive any termination hereof and provided, further, that Section 3 shall survive any termination hereof solely as to any portion of any Consulting Fee, Transaction Fee or Expenses not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c).

(b)         Upon any consolidation or merger of any member of the Company Group, or any conveyance, transfer or lease of all or substantially all of the assets of any member of the Company Group, the entity formed by such consolidation, or into which such member of the Company Group is merged or to which such conveyance, transfer or lease is made (each, a “Successor Entity”), shall succeed to and be substituted for the Company or such member of the Company Group, as applicable, under this Agreement with the same effect as if the Successor Entity had been a party hereto. No such consolidation, merger or conveyance, transfer or lease shall have the effect of terminating this Agreement or of releasing any member of the Company Group or any Successor Entity from its obligations hereunder.

(c)          Upon any termination of this Agreement, the Company, agrees immediately to pay or reimburse, (or cause one or more other members of the Company Group to pay or reimburse), as the case may be, any accrued and unpaid installment of the Consulting Fee or portion thereof (pro rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), and any accrued and unpaid Transaction Fee or portion thereof and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable). If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to Manager under this Agreement under the terms of any credit agreement or other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (i) such payments are no longer prohibited under the terms of the applicable agreement, or (ii) the loan amount due thereunder is repaid in full. In the event of the liquidation of the Company, all amounts due Manager under this Agreement shall be paid to Manager before any liquidating distributions or similar payments are made to stockholders of the Company.

5.           Information. The Company will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries, employees and agents to furnish, Manager with such information (the “Information”) as Manager reasonably believes appropriate to its engagement hereunder. The Company acknowledges and agrees that (a) Manager will rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and the Transaction Services and (b) Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

6.           Independent Contractor Status. The parties acknowledge and agree that Manager shall perform the Consulting Services and the Transaction Services as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its controlled Affiliates (other than the Company and its subsidiaries). The Company further acknowledges and agrees that Manager may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of Manager and its Affiliates (other than the Company and its subsidiaries) that will be providing services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company hereunder, including, without limitation, its obligation to pay the any fee or reimburse any Expenses. None of Manager and its Affiliates (other than the Company and its subsidiaries) and its and their respective employees and agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group or any of their respective Affiliates, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group or any of their respective Affiliates, except (i) to the extent that any professional employee of Manager or any of its Affiliates may be serving as a director or an officer of any member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group. Any duties of Manager arising out of its engagement to perform services hereunder shall be owed solely to the members of the Company Group.

7.          Limitation on Liability. Except in cases of gross negligence or willful misconduct, Manager, its Affiliates and any of its and their respective employees, officers, directors, partners, consultants, members, stockholders or Affiliates shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of the Consulting Services and the Transaction Services.

8.          Entire Agreement; No Representations or Warranties. This Agreement, the Stockholders Agreement and the Amended and Restated Indemnification Agreement (a) contain the complete and entire understanding and agreement between Manager and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that Manager makes no representations or warranties in connection with this Agreement or its provision of the Consulting Services and the Transaction Services. The Company agrees that any acknowledgment or agreement made by the Company in this Agreement is made on behalf of the Company and the other members of the Company Group.

9.         Counterparts; Amendments and Waivers. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto, subject to Unanimous Board Approval (as defined in the Stockholders Agreement) if required pursuant to Section 2.3(c)(iii) of the Stockholders Agreement or, if not required thereunder, Disinterested Approval.

10.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided, that (i) neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto and (ii) any assignment by Manager of its rights but not the obligations under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company. This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

11.        Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto irrevocably and unconditionally (a) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in any court of the State of New York or Federal District Court for the Southern District of New York located in the City, County and State of New York (each, a “New York Court”), (b) waives, to the fullest extent that it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding brought in a New York Court, and any claim that any such action or proceeding brought in a New York Court has been brought in an inconvenient forum, (c) submits to the non-exclusive jurisdiction of any New York Court in any suit, action or proceeding and (d) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HEREBY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. With respect to clause (d) of the immediately preceding sentence, each of the parties hereto acknowledges and certifies that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the waiver contained therein, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver voluntarily and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 11.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Steven J. Martin
Name: Steven J. Martin
Title: Vice President and Chief Financial Officer

THE SERVICEMASTER COMPANY

By:	/s/ Steven J. Martin
Name: Steven J. Martin
Title: Senior Vice President and Chief Financial Officer